Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
MIPSolutions, Inc.
Spokane, WA

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated March 12, 2007, on the financial statements of MIPSolutions, Inc. for the year ended December 31, 2006 and the period ended December 31, 2005, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-2a Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

August 6, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com